                                                                  Exhibit 99.1

                       PREMIER COMMUNITY BANKSHARES, INC.

                              Winchester, Virginia

                                FINANCIAL REPORT

                                DECEMBER 31, 2001

                                 C O N T E N T S

                                                                          Page

INDEPENDENT AUDITOR'S REPORT                                                 1

FINANCIAL STATEMENTS

  Consolidated balance sheets                                                2
  Consolidated statements of income                                          3
  Consolidated statements of changes in shareholders' equity                 4
  Consolidated statements of cash flows                                      5
  Notes to consolidated financial statements                              6-31

                   [Letterhead of Yount, Hyde & Barbour, P.C.]

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Premier Community Bankshares, Inc.


     We have audited the accompanying consolidated balance sheets of Premier Community Bankshares, Inc. and subsidiaries, as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 2001, 2000 and 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1999 financial statements of Rockingham Heritage Bank which was pooled with Premier Community Bankshares, Inc. as explained in Note 2 to the consolidated financial statements, which statements are included in the restated 1999 financial statements and reflect 45.2% of total revenue in 1999. Those statements were audited by other auditors whose report has been furnished to us, and our opinion for 1999, insofar as it relates to the amounts included for Rockingham Heritage Bank, is based solely upon the report of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based upon our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Community Bankshares, Inc. and subsidiaries, as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.

                                                /s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
January 18, 2002

                            PREMIER COMMUNITY BANKSHARES, INC.

                               Consolidated Balance Sheets
                                December 31, 2001 and 2000
                          (In Thousands, Except for Share Data)

 Assets                                                                  2001            2000
                                                                         ----            ----
 Cash and due from banks                                                $ 17,494        $ 10,745
 Interest-bearing deposits in other banks                                    186           2,020
 Federal funds sold                                                       22,185          16,996
 Securities available for sale, at fair value                             11,637          15,034
 Securities held to maturity (fair value approximates $9,838 and
  $8,027 at December 31, 2001 and 2000, respectively)                      9,756           8,029
 Loans held for sale                                                         471             155
 Loans, net of allowance for loan losses of $2,459 in 2001
  and $2,000 in 2000                                                     229,300         185,706
 Bank premises and equipment, net                                          5,376           4,874
 Accrued interest receivable                                               1,398           1,377
 Other real estate                                                            67             --
 Other assets                                                              1,995           1,379
                                                                        --------        --------
                                                                        $299,865        $246,315
                                                                        ========        ========
            Liabilities and Shareholders' Equity
 Liabilities
  Deposits:

   Noninterest-bearing demand deposits                                  $ 36,760        $ 33,099
   Savings and interest-bearing demand deposits                           77,919          63,274
   Time deposits                                                         142,958         115,782
                                                                        --------        --------
     Total deposits                                                     $257,637        $212,155
  Federal Home Loan Bank advances                                          7,000           8,500
  Short-term borrowings                                                      559             545
  Accounts payable and accrued expenses                                    1,720           1,597
  Capital lease payable                                                      204             211
  Trust Preferred Capital Notes                                            7,000             --
  Commitments and contingent liabilities                                     --              --
                                                                        --------        --------
     Total liabilities                                                  $274,120        $223,008
                                                                        --------        --------
 Shareholders' Equity

  Preferred stock, Series A, 5% noncumulative, no par
   value; 1,000,000 shares authorized and unissued                      $    --         $    --
  Common stock, $1 par value; 20,000,000 shares authorized;
   2001, 4,527,484 shares issued and outstanding;
   2000, 4,546,695 shares issued and outstanding                           4,527           4,547
  Capital surplus                                                         14,808          15,118
  Retained earnings                                                        6,342           3,633
  Accumulated other comprehensive income                                      68               9
                                                                        --------        --------
     Total shareholders' equity                                         $ 25,745        $ 23,307
                                                                        --------        --------
                                                                        $299,865        $246,315
                                                                        ========        ========

                 See Notes to Consolidated Financial Statements.

                       PREMIER COMMUNITY BANKSHARES, INC.

                       Consolidated Statements of Income
                  Years Ended December 31, 2001, 2000 and 1999
                    (In Thousands, Except for Per Share Data)

                                                                              2001             2000            1999
                                                                              ----             ----            ----
 Interest and dividend income
   Interest and fees on loans                                             $ 18,207         $ 16,054       $  13,623
   Interest on investment securities:
     Nontaxable                                                                119               48              14
     Taxable                                                                   276              425             743
   Interest and dividends on securities available for sale:
       Nontaxable                                                               48               30              16
       Taxable                                                                 645              708             246
       Dividends                                                                75               83              35
   Interest on deposits in banks                                                39               73             - -
   Interest on federal funds sold                                              826            1,066             826
                                                                          --------         --------       ---------
             Total interest and dividend income                           $ 20,235         $ 18,487       $  15,503
                                                                          --------         --------       ---------
   Interest expense:
   Interest on deposits                                                   $  8,662         $  7,890       $   6,529
   Interest on capital lease obligations                                        16               17              18
   Interest on borrowings                                                      386              302              70
                                                                          --------         --------       ---------
             Total interest expense                                       $  9,064          $ 8,209       $   6,617
                                                                          --------         --------       ---------
             Net interest income                                          $ 11,171         $ 10,278       $   8,886
 Provision for loan losses                                                     687              483             380
                                                                          --------         --------       ---------
             Net interest income after provision for loan losses          $ 10,484          $ 9,795       $   8,506
                                                                          --------         --------       ---------
 Noninterest income:
   Service charges on deposit accounts                                    $  1,492          $ 1,088       $     998
   Commissions and fees                                                        246              150             152
   Loss on sale of other real estate                                           - -               (3)             (2)
   Other                                                                       166               97              83
                                                                          --------         --------       ---------
             Total noninterest income                                     $  1,904          $ 1,332       $   1,231
                                                                          --------        ---------       ---------
 Other expenses:
 Salaries and employee benefits                                              4,123         $  3,601       $   3,298
 Net occupancy expense of premises                                             451              401             390
 Furniture and equipment                                                       581              534             576
 Merger expenses                                                                27              340             - -
 Other                                                                       2,332            2,250           1,978
                                                                          --------         --------       ---------
 Total other expenses                                                     $  7,514         $  7,126       $   6,242
                                                                          --------         --------       ---------
 Income before income taxes                                               $  4,874         $  4,001       $   3,495
 Provision for income tax                                                    1,624            1,457           1,182
                                                                          ========         ========       =========
 Net income                                                               $  3,250         $  2,544       $   2,313
                                                                          ========         ========       =========
 Earnings per share, basic                                                $   0.72         $   0.56       $    0.51
                                                                          ========         ========       =========
 Earnings per share, assuming dilution                                    $   0.71         $   0.55       $    0.50
                                                                          ========         ========       =========

                 See Notes to Consolidated Financial Statements.

                       PREMIER COMMUNITY BANKSHARES, INC.

           Consolidated Statements of Changes in Shareholders' Equity
                  Years Ended December 31, 2001, 2000 and 1999
                        (In Thousands, except Share Data)


                                                                                             Accumulated
                                                                                                Other
                                                                                               Compre-       Compre-       Total
                                                 Common       Capital        Retained          hensive       hensive   Shareholders'
                                                 Stock        Surplus        Earnings       Income (Loss)     Income      Equity
                                                 -----        -------        --------       -------------     ------      ------
 Balance, December 31, 1998                      $ 4,455      $ 14,624          $  175          $    51                  $ 19,305
   Comprehensive income:
     Net income                                      - -           - -           2,313              - -       $ 2,313       2,313
     Other comprehensive income, unrealized
        loss on securities available for sale
         (net of tax, $127)                          - -           - -             - -             (246)         (246)       (246)
                                                                                                             -------
     Total comprehensive income                      - -           - -             - -              - -       $ 2,067         - -
                                                                                                              =======
   Dividends declared ($.09 per share)               - -           - -            (184)             - -                     (184)
   Stock dividend 5% for RHB                         120           637            (757)                                       - -
   Issuance of common stock - exercise of
     stock options (500 shares)                        1             2             - -              - -                         3
   Acquisition of common stock -
     (17,245 shares)                                (17)         (101)             - -              - -                     (118)
                                                 -------      --------          -------         -------                  --------
 Balance, December 31, 1999                      $ 4,559      $ 15,162          $ 1,547         $  (195)                 $ 21,073
   Comprehensive income:
     Net income                                      - -           - -            2,544             - -       $ 2,544       2,544
     Other comprehensive income, unrealized
        gain on securities available for sale
         (net of tax, $105)                          - -           - -              - -             204           204         204
                                                                                                              -------
     Total comprehensive income                      - -           - -              - -             - -       $ 2,748         - -
                                                                                                              =======
   Dividends declared ($0.10 per share)              - -           - -            (458)             - -                     (458)
   Issuance of common stock - exercise of
     stock options (5,000 shares)                      5            20              - -             - -                        25
   Repurchase of common stock -
     (16,500 shares)                                (17)          (64)             - -              - -                      (81)
                                                 -------      --------          -------         -------                  --------
 Balance, December 31, 2000                      $ 4,547      $ 15,118          $ 3,633         $     9                  $ 23,307
   Comprehensive income:
     Net income                                      - -           - -            3,250             - -       $ 3,250       3,250
     Other comprehensive income, unrealized
        gain on securities available for sale
         (net of tax, $30)                           - -           - -              - -              59            59          59
                                                                                                              -------
     Total comprehensive income                      - -           - -             - -              - -       $ 3,309         - -
                                                                                                              =======
   Dividends declared ($0.12 per share)              - -           - -            (541)             - -                     (541)
   Issuance of common stock - exercise of
     stock options (95,458 shares)                    95           368              - -             - -                       463
   Repurchase of common stock -
     (114,669 shares)                              (115)         (678)              - -             - -                     (793)
                                                 -------      --------          -------         -------                  --------
 Balance, December 31, 2001                      $ 4,527      $ 14,808          $ 6,342         $    68                  $ 25,745
                                                 =======      ========          =======         =======                  ========

                 See Notes to Consolidated Financial Statements.

                       PREMIER COMMUNITY BANKSHARES, INC.

                      Consoliated Statements of Cash Flows
                  Years Ended December 31, 2001, 2000 and 1999
                             (Dollars in Thousands)


                                                                                                 2001          2000          1999
                                                                                                 ----          ----          ----
Cash Flows from Operating Activities
 Net income                                                                                   $    3,250    $    2,544    $   2,313
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization                                                                     460           509          552
   Provision for loan losses                                                                         687           483          380
   Deferred tax expense (benefit)                                                                   (175)         (172)          35
   Loss on sale of other real estate                                                                 - -             3            2
   Net amortization on securities                                                                     17            48           22
   Origination of loans held for sale                                                             (6,291)       (3,778)      (7,473)
   Proceeds from sale of loans held for sale                                                       5,975         3,623        7,875
   Changes in asset and liabilities:
    Increase in other assets                                                                        (422)         (354)         (68)
    Increase in accrued interest receivable                                                          (21)         (309)        (164)
    Increase in accounts payable and accrued expenses                                                 72           134          297
    Increase (decrease) in interest expense payable                                                  (35)          109            6
                                                                                              ----------    ----------    ----------
      Net cash provided by operating activities                                               $    3,517    $    2,840    $   3,777
                                                                                              ----------    ----------    ----------
Cash Flows from Investing Activities

 Proceeds from maturities, calls and principal payments of investment securities              $    3,691    $    1,534    $   2,013
 Proceeds from maturities, calls and principal payments of securities available for sale           9,515           617        1,822
 Purchase of investment securities                                                                (5,416)       (1,980)      (1,750)
 Purchase of securities available for sale                                                        (6,049)       (3,885)      (3,247)
 Net increase in loans                                                                           (44,586)      (33,715)     (23,140)
 Purchase of bank premises and equipment                                                            (858)         (537)        (561)
 Improvements to other real estate                                                                   - -            (3)         - -
 Proceeds from sale of bank premises and equipment                                                   - -           - -           23
 Proceeds from sale of other real estate                                                             238           183          133
                                                                                              ----------    ----------    ----------
      Net cash (used in) investing activities                                                 $  (43,465)   $  (37,786)   $ (24,707)
                                                                                              ----------    ----------    ----------
Cash Flows from Financing Activities

 Net increase in demand deposits, NOW accounts and savings accounts                           $   18,307    $   18,423    $  11,415
 Net increase in certificates of deposit                                                          27,177        12,578       13,734
 Increase (decrease) in Federal Home Loan Bank advances                                           (1,500)        7,500          - -
 Increase in short-term borrowings                                                                    13           243           41
 Proceeds from trust preferred capital notes                                                       7,000           - -          - -
 Net proceeds from issuance of common stock                                                          310            25            3
 Acquisition of common stock                                                                        (793)          (82)        (118)
 Principal payments on capital lease obligations                                                      (7)           (7)          (6)
 Payment of dividends                                                                               (455)         (184)        (165)
                                                                                              ----------    ----------    ----------
      Net cash provided by financing activities                                               $   50,052    $   38,496    $  24,904
                                                                                              ----------    ----------    ----------
      Increase in cash and cash equivalents                                                   $   10,104    $    3,550        3,974
Cash and Cash Equivalents

 Beginning                                                                                        29,761        26,211       22,237
                                                                                              ----------    ----------    ----------
 Ending                                                                                       $   39,865    $   29,761    $  26,211
                                                                                              ==========    ==========    ==========
Supplemental Disclosures of Cash Flow Information
 Cash payments for:
 Interest                                                                                     $    9,099    $    8,099    $   6,516
                                                                                              ==========    ==========    ==========
 Income taxes                                                                                 $    1,867    $    1,598    $   1,012
                                                                                              ==========    ==========    ==========
Supplemental Schedule of Noncash Investing and Financing Activities
 Other real estate acquired in settlement of loans                                            $      305    $      - -    $     300
                                                                                              ==========    ==========    ==========
 Unrealized gain (loss) on securities available for sale                                      $       89    $      309    $    (373)
                                                                                              ==========    ==========    ==========
 Tax benefit related to exercise of stock options                                             $      153    $      - -    $     - -
                                                                                              ==========    ==========    ==========

                See Notes to Consolidated Financial Statements.

                       PREMIER COMMUNITY BANKSHARES, INC.

                   Notes to Consolidated Financial Statements


Note 1. Nature of Banking Activities and Significant Accounting Policies

        Premier Community Bankshares, Inc. (the "Corporation") is a Virginia multi-bank holding company headquartered in Winchester, Virginia. The Corporation owns The Marathon Bank, Rockingham Heritage Bank and its subsidiary, RHB Services, Inc. and Premier Statutory Trust I. Rockingham Heritage Bank and its subsidiary were merged into the Corporation in a pooling of interests transaction consummated on November 20, 2000, which is more fully described in Note 2 to the Consolidated Financial Statements. Concurrent with the merger, Marathon Financial Corporation changed its name to Premier Community Bankshares, Inc. The consolidated statements include the accounts of the Corporation and its wholly-owned subsidiaries. All significant intercompany accounts have been eliminated.

        The Corporation's banking subsidiaries, The Marathon Bank and Rockingham Heritage Bank, grant commercial, financial, agricultural, residential and consumer loans to customers in Virginia. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

        The accounting and reporting policies of the Corporation conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following is a summary of the more significant policies.

          Principles of Consolidation

            The consolidated financial statements of the Premier Community Bankshares, Inc. and its subsidiaries, include the accounts of all companies. All material intercompany balances and transactions have been eliminated.

          Securities

            Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

            Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

                   Notes to Consolidated Financial Statements
Loans

     The Corporation's banking subsidiaries grant mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout the Augusta, Frederick, Rockingham, Shenandoah and Warren County areas of Virginia. The ability of the Corporation's debtors to honor their contracts is dependent upon the real estate and general economic conditions in these areas.

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances less the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

     The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Loans are placed on nonaccrual at an earlier date or charged off if collection of principal or interest is considered doubtful.

     All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans Held for Sale

     Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Allowance for Loan Losses

     The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

                   Notes to Consolidated Financial Statements

             The impairment of loans that have been separately identified for evaluation is measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

   Classifications of Amortization on Assets Acquired Under Capital Leases

             The amortization expense on assets acquired under capital leases is included with the depreciation expense.

   Earnings Per Share

             Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method.

   Income Taxes

             Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

   Cash and Cash Equivalents

             For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

                   Notes to Consolidated Financial Statements

   Bank Premises and Equipment

             Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets.

   Other Real Estate Owned

             Foreclosed properties are recorded at the lower of the outstanding loan balance at the time of foreclosure or the estimated fair value less estimated costs to sell. At foreclosure any excess of loan balance over the fair value of the property is charged to the allowance for loan losses. Such carrying value is periodically reevaluated and written down if there is an indicated decline in fair value. Costs to bring a property to salable condition are capitalized up to the fair value of the property while costs to maintain a property in salable condition are expensed as incurred.

   Advertising Costs

             The Corporation follows the policy of charging the production costs of advertising to expense as incurred.

   Use of Estimates

             In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets.

   Reclassifications

             Certain reclassifications have been made to prior period balances to conform to the current year provisions.

                   Notes to Consolidated Financial Statements

Note 2. Business Combination

        On November 20, 2000, Marathon Financial Corporation (MFC) effected a business combination with Rockingham Heritage Bank (RHB) by exchanging 2,512,105 shares of its common stock for all of the stock of RHB. The principal business of RHB is community banking. On the effective date of the business combination, MFC changed its name to Premier Community Bankshares, Inc. The combination has been accounted for as a pooling of interests and, accordingly, all prior financial statements have been restated to include RHB. The results of operations of the separate companies for the period prior to the combination are summarized as follows:

                                         Total          Total            Net
                                         Assets         Income          Income
                                         ------         ------          ------
                                                    (In Thousands)
        Year ended December 31, 1999:

         MFC                           $ 103,685        $ 9,175         $ 1,112
         RHB                           $ 101,142        $ 7,559         $ 1,201

Note 3. Securities

        The amortized cost and fair value of the securities available for sale as of December 31, 2001 and 2000 are as follows:


                                                        Gross           Gross
                                         Amortized     Unrealized     Unrealized          Fair
                                          Cost           Gains         (Losses)          Value
                                          ----           -----         --------          -----
                                                                  2001
                                         ------------------------------------------------------
                                                            (In Thousands)
        U.S. Treasury Notes             $    250         $   2          $ - -             $ 252
        U.S. Government and
           federal agencies                7,626           100             (5)            7,721
        Obligations of state and
           political subdivisions          1,186            15            (11)            1,190
        Corporate bonds                      250           - -            - -               250
        Mortgage-backed securities           868             6             (4)              870
        Other                              1,354           - -            - -             1,354
                                        --------         -----          ------        ---------
                                        $ 11,534         $ 123          $ (20)        $ 11,637
                                        ========         =====          =====         =========

                   Notes to Consolidated Financial Statements

                                                                  Gross               Gross
                                            Amortized           Unrealized          Unrealized            Fair
                                               Cost                Gains             (Losses)             Value
                                               ----                -----             --------             -----
                                                                            2000
                                           --------------------------------------------------------------------
                                                                        (In Thousands)
 U.S. Government and
    federal agencies                        $11,895                 $48               $(53)             $11,890
 Obligations of state and
    political subdivisions                      775                   5                (12)                 768
 Corporate bonds                                250                  19                - -                  269
 Mortgage-backed securities                     746                   7                - -                  753
 Other                                        1,354                 - -                - -                1,354
                                            -------                 ---               ----              -------
                                            $15,020                 $79               $(65)             $15,034
                                            =======                 ===               ====              =======

The amortized cost and fair value of the securities available for sale as of December 31, 2001, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because mortgages underlying the mortgage-backed securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.


                                                               Amortized              Fair
                                                                  Cost                Value
                                                                  ----                -----
 Due in one year or less                                        $   350              $   353
 Due after one year through five years                            6,735                6,835
 Due after five years through ten years                           1,977                1,975
 Due over ten years                                                 250                  250
 Mortgage-backed securities                                         868                  870
 Other                                                            1,354                1,354
                                                                -------              -------
                                                                $11,534              $11,637
                                                                =======              =======

                   Notes to Consolidated Financial Statements

The amortized cost and fair value of securities being held to maturity as of December 31, 2001 and 2000, are as follows:


                                                                    Gross              Gross
                                              Amortized           Unrealized         Unrealized            Fair
                                                 Cost               Gains             (Losses)            Value
                                                 ----               -----             --------            -----
                                                                              2001
                                                 --------------------------------------------------------------
                                                                          (In Thousands)
U. S. Treasury Notes                          $   250               $  11              $ - -            $   261
U.S. Government and
 federal agencies                               3,494                  84                (10)             3,568
Obligations of state and
 political subdivisions                         3,145                  36                (42)             3,139
Mortgage-backed securities                         93                   2                - -                 95
Other                                           2,774                   1                - -              2,775
                                              -------               -----              -----            -------
                                              $ 9,756               $ 134              $ (52)           $ 9,838
                                              =======               =====              =====            =======

                                                                              2000
                                                 --------------------------------------------------------------
                                                                          (In Thousands)

U.S. Government and
 federal agencies                             $ 5,835                $ 23              $ (29)           $ 5,829
Obligations of state and
 political subdivisions                         1,764                   6                 (4)             1,766
Corporate bonds                                   263                 - -                - -                263
Mortgage-backed securities                        167                   2                - -                169
                                              -------                ----              -----            -------
                                              $ 8,029                $ 31              $ (33)           $ 8,027
                                              =======                ====              =====            =======

The amortized cost and fair value of the securities being held to maturity as of December 31, 2001, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because mortgages underlying the mortgage-backed securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.

                                                     Amortized            Fair
                                                       Cost               Value
                                                       ----               -----
                                                             (In Thousands)

Due in one year or less                              $   759            $   770
Due after one year through five years                  3,678              3,798
Due after five years through ten years                 1,552              1,506
Due over ten years                                       900                894
Mortgage-backed securities                                93                 95
Other                                                  2,774              2,775
                                                     -------            -------
                                                     $ 9,756            $ 9,838
                                                     =======            =======

                   Notes to Consolidated Financial Statements

        For the years ended December 31, 2001, 2000 and 1999, there were no sales of securities available for sale.

        Securities having a book value of $5,318,000 and $4,392,000 at December 31, 2001 and 2000 were pledged to secure public deposits and for other purposes required by law.

Note 4. Loans and Related Party Transactions

        The composition of the net loans is as follows:

                                                                                       December 31,
                                                                                 -----------------------
                                                                                 2001               2000
                                                                                 ----               ----
                                                                                      (In thousands)
        Mortgage loans on real estate:
         Construction                                                        $  21,926           $  14,474
         Secured by farmland                                                     1,677                 892
         Secured by 1-4 family residential                                      53,419              36,966
         Multi-family residential                                                3,982               4,809
         Nonfarm, nonresidential loans                                          83,624              52,982
        Loans to farmers (except those secured by real estate)                      12                 477
        Commercial loans (except those secured by real estate)                  49,445              56,155
        Consumer installment loans (except those secured by real estate)        17,261              19,935
        All other loans                                                            425               1,224
                                                                             ---------           ---------
                                                                             $ 231,771           $ 187,914
        Less:
         Unearned income                                                            12                 208
         Allowance for loan losses                                               2,459               2,000
                                                                             ---------           ---------
                                                                             $ 229,300           $ 185,706
                                                                             =========           =========


        The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms were indebted to the Corporation for loans totaling $5,488,000 and $4,726,000 at December 31, 2001 and 2000,
        respectively. During 2001, total principal additions were $2,706,000 and total principal payments were $1,944,000.

                   Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses

        Changes in the allowance for loan losses are as follows:


                                                                                December 31,
                                                                -------------------------------------------
                                                                2001                2000               1999
                                                                ----                ----               ----
          Balance, beginning                                   $ 2,000             $ 1,689            $ 1,590
          Provision for loan losses                                687                 483                380
          Recoveries                                                67                 110                 43
          Loan losses charged to the allowance                    (295)               (282)              (324)
                                                               -------             -------            -------
          Balance, ending                                      $ 2,459             $ 2,000            $ 1,689
                                                               =======             =======            =======

        The following is a summary of information pertaining to impaired loans for the year ended December 31, 2000:


                                                                                               December 31,
                                                                                       ------------------------
                                                                                        2001               2000
                                                                                        ----               ----
            Impaired loans with a valuation allowance                                  $ 190              $ 279
            Impaired loans without a valuation allowance                                 --                 --
                                                                                       -----              -----
              Total impaired loans                                                     $ 190              $ 279
                                                                                       =====              =====
            Valuation allowance related to impaired loans                              $ 151              $ 139
                                                                                       =====              =====
            Average investment in impaired loans                                       $ 128              $ 289
                                                                                       =====              =====
            Interest income recognized on impaired loans                               $  17              $  24
                                                                                       =====              =====
            Interest income recognized on a cash basis on impaired loans               $ --               $ --
                                                                                       =====              =====

        The Corporation had no impaired loans for the year ended December 31, 1999.

        No additional funds are committed to be advanced in connection with impaired loans.

        Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $21,000 and $92,000 at December 31, 2001 and 2000, respectively. If interest on these loans had been accrued, such income would have approximated $1,000 and $14,000 for 2001 and 2000, respectively.

                   Notes to Consolidated Financial Statements

Note 6. Bank Premises and Equipment, Net

        Bank premises and equipment as of December 31, 2001 and 2000 consists of the following:

                                                         2001             2000
                                                         ----             ----
                                                             (In Thousands)

        Bank premises                                   $ 4,785        $ 4,679
        Furniture and equipment                           2,945          2,794
        Capital leases - property and equipment             257            256
        Bank premises and equipment in process              635             23
                                                        -------        -------
                                                        $ 8,622        $ 7,752
        Less accumulated depreciation                     3,246          2,878
                                                        -------        -------
                                                        $ 5,376        $ 4,874
                                                        =======        =======

        Depreciation and amortization, related to Bank premises and equipment, included in operating expense for 2001, 2000 and 1999 was $460,000, $509,000, and $552,000, respectively.


Note 7. Deposits

        The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2001 and 2000 was $31,278,000 and $20,692,000,
        respectively.

        At December 31, 2001, the scheduled maturities of time deposits are as follows (dollars in thousands):

               Years Ending December 31:

                      2002                       $ 108,684
                      2003                          19,092
                      2004                           3,761
                      2005                           5,682
                      2006                           5,739
                                                 ---------
                                                 $ 142,958
                                                 =========

                   Notes to Consolidated Financial Statements

Note 8. Income Taxes

        Net deferred tax assets consist of the following components as of December 31, 2001 and 2000:
                                                       2001         2000
                                                       ----         ----
                                                        (In Thousands)
              Deferred tax assets:

                Allowance for loan losses             $ 749        $ 611
                Deferred loan fees                       58           44
                Deferred benefit plans                   81           58
                Other                                     2            7
                                                      -----        -----
                                                      $ 890        $ 720
                                                      -----        -----
              Deferred tax liabilities:
                Depreciation                          $  49        $  52
                Other                                     1            3
                Securities available for sale            35            5
                                                      -----        -----
                                                      $  85        $  60
                                                      -----        -----
                Net deferred tax assets
                 included in other assets             $ 805        $ 660
                                                      =====        =====


        The provision for income taxes charged to operations for the years ended December 31, 2001, 2000 and 1999, consists of the following:


                                                2001         2000         1999
                                                ----         ----         ----
                                                       (In Thousands)

          Current tax expense                 $ 1,799      $ 1,629      $ 1,147
          Deferred tax expense (benefit)         (175)        (172)          35
                                              -------      -------      -------
                                              $ 1,624      $ 1,457      $ 1,182
                                              =======      =======      =======

        The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 2001, 2000 and 1999, due to the following:

                                               2001          2000          1999
                                               ----          ----          ----
                                                        (In Thousands)

        Computed "expected" tax expense      $ 1,657      $ 1,360       $ 1,188
        Increase (decrease) in income taxes
          resulting from:
            Nondeductible merger expenses          9          116           - -
            Tax-exempt interest income           (49)         (26)          (10)
            Other                                  7            7             4
                                             -------      -------       -------
                                             $ 1,624      $ 1,457       $ 1,182
                                             =======      =======       =======

                   Notes to Consolidated Financial Statements

Note 9. Leases

        Capital Leases

           The Corporation has a lease agreement on a branch facility, located on land leased from a partnership of which the Corporation's president is a partner. The liability is payable in monthly installments of $1,991 through May 31, 2016 at an interest rate of 8%. The capital lease payable at December 31, 2001 in the amount of $204,000 represents the present value of the balance due in future years for lease rentals discounted at the respective interest rates. Since the term of the lease is approximately the same as the estimated useful life of the assets, and the present value of the future minimum lease payments at the beginning of the lease approximated the fair value of the leased assets at that date, the lease is considered to be a capital lease and has been so recorded.

           The following is a schedule by years of the future minimum lease payments under the capital lease together with the present value of the net minimum lease payments as of December 31, 2001:

             Years ending December 31 (dollars in thousands):

              2002                                        $  24
              2003                                           24
              2004                                           24
              2005                                           24
              2006                                           24
              Later years                                   224
                                                          -----
                Total minimum lease payments              $ 344
              Less the amount representing interest         140
                                                          -----
                Present value of net minimum
                 lease payments                           $ 204
                                                          =====

        Operating Leases

           The Corporation entered into a twenty-year operating lease with a partnership of which the Corporation's president is a partner for the rental of a branch location and improvements. The lease expires on May 31, 2016 and has two five-year renewal options. The lease provides that the Corporation pay all property taxes, insurance and maintenance costs plus an annual rental of $24,000 for the initial lease beginning July 1, 2001. The total minimum lease commitment at December 31, 2001 under this lease is $343,000.

           The Corporation was obligated under a number of other noncancelable leases for various banking premises, which including renewal options, expire through 2006. Total rental expense on premises and equipment for 2001, 2000 and 1999, was $191,000, $151,000, and $131,000,
           respectively.

                   Notes to Consolidated Financial Statements

        Minimum rental commitments under noncancelable operating leases with terms in excess of one year as of December 31, 2001 were as follows (dollars in thousands):

           2002                                           $ 177
           2003                                             171
           2004                                             155
           2005                                             126
           2006                                              81
           Later years                                      200
                                                          -----
                                                          $ 910
                                                          =====

Note 10. Commitments and Contingent Liabilities

         In the normal course of business, there are other outstanding commitments and contingent liabilities which are not reflected in the accompanying financial statements. See Note 12 with respect to financial instruments with off-balance-sheet risk.

         As members of the Federal Reserve System, the Corporation is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 2001 and 2000, the aggregate amounts of daily average required balances were approximately $1,530,000 and 1,402,000, respectively.

         The Corporation is required to maintain certain required reserve balances with its correspondent bank. Those required balances were $3,800,000 and $1,995,000 for 2001 and 2000, respectively.

Note 11. Dividend Restrictions

         Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Banks to the Corporation. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Banks, and loans or advances are limited to 10 percent of the Banks' capital stock and surplus on a secured basis.

         At December 31, 2001, the Banks' retained earnings available for the payment of dividends was $5,449,000. Accordingly, $18,591,000 of the Corporation's equity in the net assets of the Banks was restricted at December 31, 2001. Funds available for loans or advances by the Banks to the Corporation amounted to $1,845,000.

         In addition, dividends paid by the Banks to the Corporation would be prohibited if the effect thereof would cause the Banks' capital to be reduced below applicable minimum capital requirements.

                   Notes to Consolidated Financial Statements

Note 12. Financial Instruments With Off-Balance-Sheet Risk

         The Corporation is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and commercial lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

         The Corporation's exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

         At December 31, 2001 and 2000, the following financial instruments were outstanding whose contract amounts represent credit risk:


                                                   Contract Amount
                                              -------------------------
                                               2001               2000
                                               ----               ----
                                                   (In Thousands)

              Commitments to grant loans     $ 15,693          $ 11,291
              Standby letters of credit         1,679             1,372
              Unfunded commitments under
               lines of credit                 30,250            25,506


         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management's credit evaluation of the counterparty.

         Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

         Commercial and standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments for which collateral is deemed necessary.

                   Notes to Consolidated Financial Statements

         The Corporation has cash accounts in other commercial banks. The amount on deposit at these banks at December 31, 2001 exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately $8,478,000.

Note 13. Employee Benefit Plans

         The Marathon Bank has a 401(k) Profit Sharing Plan covering employees who have completed six months of service and who are at least 21 years of age. Employees may contribute up to 20 percent of their compensation subject to certain limits based on federal tax laws. The Bank makes discretionary matching contributions equal to 50 percent of an employee's compensation contributed to the Plan up to 3 percent of the employee's compensation. Additional amounts may be contributed, at the option of the Bank's Board of Directors. These additional contributions generally amount to 2 percent of eligible employee's compensation. Employer contributions vest to the employee over a six-year period.

         Rockingham Heritage Bank has a 401(k) Profit Sharing Plan covering employees who have completed 90 days of service and are at least 18 years of age. Employees may contribute up to 10 percent of their compensation subject to certain limits based on federal tax laws. The Bank makes discretionary matching contributions equal to 100 percent of an employee's compensation contributed to the Plan up to 5 percent of the employee's compensation. Additional amounts may be contributed, at the option of the Bank's Board of Directors. These additional contributions generally amount to 2.5 percent of eligible employee's compensation. Employer contributions vest to the employee over a seven-year period.

         Rockingham Heritage Bank has a Money Purchase Plan covering employees who have completed one year of service and are at least 18 years of age. The Bank makes mandatory contributions equal to 2.5 percent of an employee's compensation. Employer contributions vest to the employee over a six-year period.

         For the years ended December 31, 2001, 2000 and 1999, expense attributable to the Corporation's retirement plans amounted to $168,000, $166,000 and $121,000, respectively.

         As of January 1, 2002, the terms of the Marathon Bank 401(k) Profit Sharing Plan were changed to substantially the same terms as the Rockingham Heritage Bank Plan.

Note 14. Fair Value of Financial Instruments and Interest Rate Risk

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

           Cash and Short-Term Investments

             For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

                   Notes to Consolidated Financial Statements

        Securities

          For securities, fair values are based on quoted market prices or dealer quotes.

        Loans Held for Sale

          Fair values are based on quoted market prices of similar loans sold on the secondary market.

        Loan Receivables

          For certain homogeneous categories of loans, such as some residential mortgages, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

        Deposits and Borrowings

          The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value of all other deposits and borrowings is determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.

        Accrued Interest

          The carrying amounts of accrued interest approximate fair value.

        Off-Balance-Sheet Financial Instruments

          The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

                   Notes to Consolidated Financial Statements

          At December 31, 2001 and 2000, the carrying amounts of loan commitments and stand-by letters of credit approximated fair values.

                                                             2001                                  2000
                                                --------------------------            ---------------------------
                                                Carrying             Fair             Carrying              Fair
                                                 Amount              Value             Amount               Value
                                                 ------              -----             ------               -----
                                                        (Thousands)                           (Thousands)
 Financial assets:
  Cash and short-term
    investments                                $  39,865          $  39,865          $  29,761           $  29,761
  Securities                                      21,393             21,475             23,063              23,061
  Loans held for sale                                471                471                155                 155
  Loans                                          229,300            237,883            185,706             188,094
  Accrued interest receivable                      1,398              1,398              1,377               1,377
 Financial liabilities:
  Deposits                                     $ 257,637          $ 267,769          $ 212,155           $ 213,559
  Federal Home Loan Bank
    advances                                       7,000              6,829              8,500               8,502
  Short-term borrowings                              559                559                545                 545
  Capital lease payable                              204                234                211                 260
  Trust preferred capital notes                    7,000              7,000                - -                 - -
  Accrued interest payable                           422                422                457                 457


          The Corporation assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Corporation's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Corporation. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Corporation's overall interest rate risk.

                   Notes to Consolidated Financial Statements

Note 15. Minimum Regulatory Capital Requirements

         The Corporation (on a consolidated basis) and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt correction action provisions are not applicable to bank holding companies.

         Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001 and 2000, that the Corporation and the Banks met all capital adequacy requirements to which they are subject.

         As of December 31, 2001, the most recent notification from the Federal Reserve Bank categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below.

         There are no conditions or events since the notification that management believes have changed the Banks' category. The Corporation's and the Banks' capital amounts and ratios as of December 31, 2001 and 2000 are also presented in the table.

                   Notes to Consolidated Financial Statements

                                                                                                               Minimum
                                                                                                              To Be Well
                                                                                                           Capitalized Under
                                                                               Minimum Capital             Prompt Corrective
                                                     Actual                      Requirement               Action Provisions
                                                     ------                      -----------               -----------------
                                              Amount        Ratio           Amount          Ratio         Amount         Ratio
                                              ------        -----           ------          -----         ------         -----
                                                                            (Amount in Thousands)
 As of December 31, 2001:
   Total Capital to Risk
     Weighted Assets:
       Consolidated                          $ 35,137       15.10%         $18,615          8.00%             N/A          N/A
       The Marathon Bank                     $ 13,324       11.28%         $ 9,452          8.00%        $ 11,814       10.00%
       Rockingham Heritage Bank              $ 13,096       11.50%         $ 9,114          8.00%        $ 11,392       10.00%
   Tier 1 Capital to Risk
     Weighted Assets:
       Consolidated                          $ 32,678       14.04%         $ 9,308          4.00%             N/A          N/A
       The Marathon Bank                     $ 12,015       10.17%         $ 4,726          4.00%         $ 7,089        6.00%
       Rockingham Heritage Bank              $ 11,946       10.49%         $ 4,557          4.00%         $ 6,835        6.00%
   Tier 1 Capital to
     Average Assets:
       Consolidated                          $ 32,678       11.41%         $11,458          4.00%             N/A          N/A
       The Marathon Bank                     $ 12,015        7.69%         $ 6,246          4.00%         $ 7,808        5.00%
       Rockingham Heritage Bank              $ 11,946        9.17%         $ 5,212          4.00%         $ 6,515        5.00%
 As of December 31, 2000:
   Total Capital to Risk
     Weighted Assets:
       Consolidated                          $ 25,298       13.16%         $15,367          8.00%             N/A          N/A
       The Marathon Bank                     $ 11,149       11.79%         $ 7,566          8.00%         $ 9,457       10.00%
       Rockingham Heritage Bank              $ 11,527       11.90%         $ 7,751          8.00%         $ 9,689       10.00%
   Tier 1 Capital to Risk
     Weighted Assets:
       Consolidated                          $ 23,298       12.13%         $ 7,684          4.00%             N/A          N/A
       The Marathon Bank                     $ 10,193       10.78%         $ 3,783          4.00%         $ 5,674        6.00%
       Rockingham Heritage Bank              $ 10,483       10.82%         $ 3,876          4.00%         $ 5,813        6.00%
   Tier 1 Capital to
     Average Assets:
       Consolidated                          $ 23,298        9.66%         $ 9,649          4.00%             N/A          N/A
       The Marathon Bank                     $ 10,193        8.20%         $ 4,970          4.00%         $ 6,212        5.00%
       Rockingham Heritage Bank              $ 10,483        9.01%         $ 4,655          4.00%         $ 5,819        5.00%

                   Notes to Consolidated Financial Statements

Note 16. Stock Compensation Plans

         At December 31, 2001, the Corporation has a stock-based compensation plan, which is described below. Grants under the plan are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for grants under the stock option plan. Had compensation cost for the stock-based plan been determined based on the grant date fair values of the awards (the method described in FASB Statement No. 123), reported net income and earnings per common share would have been adjusted to the pro forma amounts shown below (dollars in thousands):

                                                                 2001               2000               1999
                                                          -----------------  -----------------  -----------------
          Net income

            As reported                                        $ 3,250            $ 2,544            $ 2,313
                                                               =======            =======            =======
            Pro forma                                          $ 3,240            $ 2,527            $ 2,291
                                                               =======            =======            =======

          Basic earnings per share
            As reported                                        $  0.72            $  0.56            $  0.51
                                                               =======            =======            =======
            Pro forma                                          $  0.72            $  0.55            $  0.50
                                                               =======            =======            =======

          Diluted earnings per share
            As reported                                        $  0.71            $  0.55            $  0.50
                                                               =======            =======            =======
            Pro forma                                          $  0.71            $  0.55            $  0.49
                                                               =======            =======            =======

         The Corporation's Long-Term Incentive Plan allows for incentive stock options and nonqualified stock options to be granted to certain key employees and directors with an exercise price to be not less than 100% of the Fair Market Value of the Stock on the day the stock option is granted. 350,000 shares of the Corporation's Common Stock have been reserved for the issuance of stock options under the Incentive Plan. All options expire ten years from the grant date and the remaining options vest over a 2-year term through September 17, 2002.

                   Notes to Consolidated Financial Statements

        A summary of the activity in the stock option plans follows:

                                                   2001                             2000                             1999
                                         -------------------------        ------------------------          -----------------------
                                                          Weighted                        Weighted                         Weighted
                                         Number            Average        Number           Average          Number          Average
                                           of              Exercise         of             Exercise           of           Exercise
                                         Shares             Price         Shares            Price           Shares           Price
                                         ------             -----         ------            -----           ------           -----
Outstanding at beginning of year        222,622            $ 4.31        229,143           $ 4.81          231,928          $ 4.56
Granted                                   1,000              7.75            - -              - -             - -              - -
Exercised                               (95,471)             3.25         (5,000)            5.00             (500)           5.00
Forfeited                                (1,776)             6.83         (1,521)            5.91           (2,285)           6.78
                                        -------                          -------                           -------
Outstanding at end of year              126,375            $ 5.11        222,622           $ 4.31          229,143          $ 4.81
                                        =======                          =======                           =======
Options exercisable at year-end         111,625            $ 5.11        179,099           $ 3.98          169,349          $ 3.91
Weighted-average fair value of
   options granted during the year    $    2.20                       $     - -                            $   - -


        The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model. The estimates were calculated using the following weighted-average assumptions for grants in 2001: Dividend rate of .07%, price volatility of 21.12%, risk-free interest rate of 4.53%, and expected lives of 5 years. There were no options granted in 2000 and 1999.

        Information pertaining to options outstanding at December 31, 2001 is as follows:


                                 Options Outstanding         Options Exercisable
                            -----------------------------    -------------------
                                                 Weighted
                                                 Average
                                                Remaining
            Exercise           Number          Contractual        Number
              Price          Outstanding           Life         Exercisable
              -----          -----------       -----------      -----------
             $ 5.00            120,375             4.75           106,375
               7.25              5,000             4.75             5,000
               7.75              1,000             4.75               250
                               -------                            -------
          Outstanding at
            end of year        126,375             4.75           111,625
                               =======                            =======

        In 2001, the Board of Directors approved the 2002 Long-Term Incentive Plan subject to approval by the Corporation's shareholders at the 2002 Annual Meeting of Shareholders. The new plan, if approved, would replace the current Long-Term Incentive Plan. The plan allows for both incentive and non-qualified stock options. 440,000 shares of the Corporation's common stock plus sufficient shares to cover the options outstanding under the prior plan have been reserved for the issuance of stock options under the Plan. The Board granted 152,000 options to directors and 30,000 options to key employees of the Bank (subject to shareholder approval of the plan) at $7.30 per share. Of the 182,000 options, 45,500 were vested on October 9, 2001, with the remaining options vesting 25% per year for 2002, 2003 and 2004.

                   Notes to Consolidated Financial Statements

Note 17. Earnings Per Share

         The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock. Potential dilutive common stock had no effect on income available to common shareholders.

                                       2001                               2000                            1999
                                       ----                               ----                            ----
                                               Per                               Per                             Per
                                              Share                             Share                           Share
                             Shares           Amount            Shares          Amount          Shares          Amount
                             ------           ------            ------          ------          ------          ------
 Basic earnings
   per share                 4,514,377         $ 0.72           4,561,439       $ 0.56          4,566,701       $ 0.51
                                               ======                           ======                          ======
 Effect of dilutive
   securities:
      Stock options             77,357                             53,584                          84,405
                             ---------                          ---------                       ---------
 Diluted earnings
   per share                 4,591,734         $ 0.71           4,615,023        $ 0.55         4,651,106       $ 0.50
                             =========         ======           =========        ======         =========       ======

         In 2000, stock options representing 19,523 shares were not included in computing diluted EPS because their effects were antidilutive.

Note 18. Borrowings

         The Corporation had a line of credit with the Federal Home Loan Bank
         (FHLB) of Atlanta for $46,200,000 and $17,652,000 as of December 31, 2001 and 2000, respectively. Advances bear interest at a fixed or floating rate depending on the terms and maturity of each advance and numerous renewal options are available to the Corporation. These advances are secured by 1-4 family residential mortgages. The unused line of credit totaled $39,200,000 and $9,152,000 at December 31, 2001 and 2000, respectively. On some fixed rate advances the FHLB may convert the advance to an indexed floating interest rate at some set point in time for the remainder of the term. If the advance converts to a floating interest rate, the Corporation may pay back all or part of the advance without a prepayment penalty. Floating rate advances may be paid back at any time without penalty.

         At December 31, 2001, the weighted average interest on fixed rate advances was 5.07%. The interest rate on floating rate advances ranged from 1.83% to 5.41% at December 31, 2001.

         The contractual maturities of FHLB advances were as follows (dollars in thousands):

                                                  2001
                                                -------

             Due in 2002                        $ 4,000
             Due in 2005                          1,000
             Due in 2011                          2,000
                                                -------
                                                $ 7,000
                                                =======

                   Notes to Consolidated Financial Statements

        On November 7, 2001, Premier Statutory Trust I, a wholly-owned subsidiary of the Corporation, was formed for the purpose of issuing redeemable Capital Securities. On December 18, 2001, $7 million of trust preferred securities were issued through a pooled underwriting totaling approximately $300 million. The securities have a LIBOR-indexed floating rate of interest. The interest rate as of December 31, 2001 was 5.51%. The securities have a mandatory redemption date of December 18, 2031, and are subject to varying call provisions beginning December 18, 2006. The principal asset of the Trust is $7 million of the Corporation's junior subordinated debt securities with the like maturities and like interest rates to the Capital Securities.

        The Trust Preferred Securities may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier I capital after its inclusion. The portion of the Trust Preferred not considered as Tier I capital may be included in Tier II capital.

        The obligations of the Corporation with respect to the issuance of the Capital Securities constitute a full and unconditional guarantee by the Corporation of the Trust's obligations with respect to the Capital Securities.

        Subject to certain exceptions and limitations, the Corporation may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related Capital Securities.

                   Notes to Consolidated Financial Statements

Note 19. Parent Corporation Only Financial Statements


                       PREMIER COMMUNITY BANKSHARES, INC.
                            (Parent Corporation Only)

                                 Balance Sheets
                           December 31, 2001 and 2000

                                                                   2001               2000
                                                                   ----               ----
                                                                        (In Thousands)
 Assets
  Cash                                                          $    319           $     81
  Interest bearing deposits with subsidiary banks                  7,000                - -
  Federal funds sold                                               1,542              2,490
  Securities                                                         - -                501
  Accrued interest receivable                                          5                  7
  Investment in subsidiaries                                      24,040             20,684
  Other assets                                                       431                - -
                                                                --------           --------
         Total assets                                           $ 33,337           $ 23,763
                                                                ========           ========
 Liabilities
  Accrued expenses                                              $     49           $    - -
  Dividends payable                                                  543                456
  Trust preferred capital notes                                    7,000                - -
                                                                --------              ----
                                                                $  7,592           $    456
                                                                --------             ------
 Shareholders' Equity
  Preferred stock                                               $    - -           $    - -
  Common stock                                                     4,527              4,547
  Capital surplus                                                 14,808             15,118
  Retained earnings                                                6,342              3,633
  Accumulated other comprehensive income                              68                  9
                                                                --------           --------
         Total shareholders' equity                             $ 25,745           $ 23,307
                                                               ---------           --------
         Total liabilities and shareholders' equity             $ 33,337           $ 23,763
                                                               =========           ========

                   Notes to Consolidated Financial Statements

                       PREMIER COMMUNITY BANKSHARES, INC.
                            (Parent Corporation Only)

                              Statements of Income
                  Years Ended December 31, 2001, 2000 and 1999

                                                                                 2001              2000                1999
                                                                                 ----              ----                ----
                                                                                              (In Thousands)
 Income
   Dividends from subsidiaries                                                $   --             $ 2,684             $   --
   Interest on investment securities, taxable                                     --                 --                   31
   Interest on securities available for sale, taxable                               9                 32                   1
   Interest on federal funds sold                                                  78                --                  --
   Interest on deposits in other banks                                              5                --                  --
                                                                              -------            -------             -------
       Total income                                                           $    92            $ 2,716             $    32
                                                                              -------            -------             -------
 Expenses
   Interest expense on trust preferred capital notes                          $    14            $   --              $   --
   Other expenses                                                                 149                 20                  13
                                                                              -------            -------             -------
       Total expense                                                          $   163            $    20             $    13
                                                                              -------            -------             -------
     Income (loss) before income taxes and
      undistributed income of subsidiaries                                    $   (71)           $ 2,696             $    19
 Provision for income tax expense (benefit)                                       (24)                 4                   7
                                                                              -------            -------             -------
     Income (loss) before undistributed
      income of subsidiaries                                                  $   (47)           $ 2,692             $    12
 Undistributed income (excess distribution of income)
  of subsidiaries                                                               3,297               (148)              2,300
                                                                              -------            -------             -------
     Net income                                                               $ 3,250            $ 2,544             $ 2,312
                                                                              =======            =======             =======

                   Notes to Consolidated Financial Statements

                       PREMIER COMMUNITY BANKSHARES, INC.
                            (Parent Corporation Only)
                  Years Ended December 31, 2001, 2000 and 1999

                                                                                     2001                2000               1999
                                                                                     ----                ----               ----
                                                                                                      (In Thousands)
 Cash Flows from Operating Activities
  Net income                                                                       $ 3,250             $ 2,544            $ 2,312
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
  Amortization of securities discounts, net                                            - -                   1                  1
  (Undistributed income) excess distribution of
   income of subsidiary                                                             (3,297)                148             (2,300)
  (Increase) in other assets                                                          (278)                - -                - -
  Increase (decrease) in accrued expenses                                               52                  (7)                14
                                                                                   -------             -------            -------
        Net cash provided by (used in) operating activities                         $ (273)            $ 2,686            $    27
                                                                                   -------             -------            -------
 Cash Flows from Investing Activities
  Proceeds from maturity of securities available for sale                            $ 501               $ - -            $   250
  Increase in investment in certificates of deposit with subsidiaries               (7,000)                - -                - -
                                                                                   -------             -------            -------
        Net cash provided by (used in) investing activities                        $(6,499)              $ - -            $   250
                                                                                   -------             -------            -------
 Cash Flows from Financing Activities
  Net proceeds from issuance of common stock                                         $ 310                $ 25            $     3
  Proceeds from trust preferred capital notes                                        7,000                 - -                - -
  Acquisition of common stock                                                         (793)                (83)              (118)
  Payment of dividends                                                                (455)               (184)              (165)
                                                                                   -------             -------            -------
        Net cash provided by (used in) financing activities                        $ 6,062              $ (242)           $  (280)
                                                                                   -------             -------            -------
        Increase (decrease) in cash
         and cash equivalents                                                       $ (710)            $ 2,444            $    (3)
 Cash and Cash Equivalents
  Beginning                                                                          2,571                 127                130
  Ending                                                                           $ 1,861             $ 2,571            $   127
                                                                                   =======             =======            =======